Exhibit 1
Future Technologies, Inc.
Form 10-SB

                      AMENDED AND RESTATED
                  ARTICLES OF INCORPORATION OF
                       FUTURE HOMES, INC.

                            ARTICLE I
                              NAME

     The name of this corporation shall be Future Technologies, Inc.

                           ARTICLE II
                        REGISTERED OFFICE

      The  registered office of this corporation shall  be  11900
Wayzata Blvd., Suite 100, Hopkins, Minnesota 55305; or such other address as may be designated from time to time by the Board of Directors.

                           ARTICLE III
                             CAPITAL

      A. Authorized Capital. The aggregate number of shares of stock which this corporation shall have the authority to issue is fifty million (50,000,000) shares, $.01 par value, divided into forty-five million (45,000,000) shares of common stock and five million (5,000,000) shares of preferred stock.

      B. Terms of Preferred Stock. In addition to, and not by way of limitation of, the powers granted to the Board of Directors by Minnesota Statutes, Chapter 302A, the Board of Directors of this corporation shall have the power and authority to fix by resolution, any designation, class, series, voting power; preference, right, qualification, limitation, restriction, dividend, time and price of redemption and conversion right with respect to the preferred stock of the corporation.

                           ARTICLE IV
                       SHAREHOLDER VOTING

      No shareholder of this corporation shall be entitled to any cumulative voting rights.

      The shareholders of this corporation shall take action by the affirmative vote of the holders of the majority of the shares present and entitled to vote, except where a larger proportion is required by law, these Articles of Incorporation, or a shareholder control agreement.

                            ARTICLE V
                        PREEMPTIVE RIGHTS

       No shareholder of this corporation shall have any preferential, preemptive, or other rights of subscription to any shares of any class or series of stock of this corporation allotted or sold, or to be allotted or sold, whether now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of this corporation.
                           ARTICLE VI
                       DIRECTOR LIABILITY

      A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except for:
(i) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the corporation's stock under Minnesota Statutes, Section 302A.559, or on violations of federal or state securities laws;
(iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article VI becomes effective. If Minnesota statutes, Chapter 302A, hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A. Any repeal of this provision as a matter of law or any modification of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

                           ARTICLE VII
                     BOARD OF DIRECTORS VOTE

     The affirmative vote of a majority of the Board of Directors of the corporation present at a meeting is required for an action of the Board.

                          ARTICLE VIII
                 BOARD ACTION WITHOUT A MEETING

      Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written  action signed by the number of Directors that  would  be required to take the same action at a meeting of the Board at which all Directors were present, except that any action requiring shareholder approval must be signed by all of the members of the Board of Directors then in office.

         ADOPTED AND APPROVED BY THE BOARD OF DIRECTORS
              AND THE SHAREHOLDERS OF THE COMPANY.

     The foregoing Amended and Restated Articles of Incorporation have been approved pursuant to chapter 302A, Minnesota Statutes. I certify that I am authorized to execute this document and I further certify that I understand that, by signing this document, I am subject to the penalties of perjury as set forth in section
609.48 as if I had signed this document under oath.

                                   /s/ Craig Laughlin, President